EXHIBIT 5

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Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

July 5, 2016

Cobalt International Energy, Inc.

920 Memorial City Way, Suite 100

Houston, TX 77024

Ladies and Gentlemen:

We have acted as special counsel for Cobalt International Energy, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 2,985,074 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable pursuant to an inducement restricted stock award agreement entered into with Timothy Cutt on July 5, 2016 (the “Award”).

We have examined such document and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the Award upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP